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                                                                  EXHIBIT 4.14

                                SIXTH AMENDMENT
                                     TO THE
                          UNITED MERIDIAN CORPORATION
                  1994 EMPLOYEE NONQUALIFIED STOCK OPTION PLAN


        WHEREAS, there is reserved to the Board of Directors of the Company in
Section 7 of the United Meridian Corporation 1994 Employee Nonqualified Stock Option Plan (the "Plan") the right to amend the Plan;

        NOW, THEREFORE, as of the effective date of the Ocean Energy, Inc. 1998 Long-Term Incentive Plan, the Plan is hereby amended as follows:

   1.   Section 2 is amended to read as follows:

        "Notwithstanding anything in the Plan to the contrary, no options or other awards may be granted under the Plan on or after the effective date of this Sixth Amendment."

        Except as amended by this Sixth Amendment, the Plan shall continue without interruption or change.

        Dated: March 27, 1998